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                       UGI UTILITIES INC. AND SUBSIDIARIES
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                  AND PREFERRED STOCK DIVIDENDS - EXHIBIT 12.2
                             (THOUSANDS OF DOLLARS)


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
                                                    Three
                                                    Months
                                                    Ended                     Year Ended September 30,
                                                  December 31,    -------------------------------------------------
                                                     1998          1998          1997          1996          1995
                                                    -------       -------       -------       -------       -------
EARNINGS:
Earnings before income taxes                        $21,014       $57,007       $63,275       $61,717       $39,759
Interest expense                                      4,384        17,383        16,696        15,921        16,632
Amortization of debt discount and expense                54           200           176           173           206
Interest component of rental expense                    335         1,624         1,887         1,838         1,604
                                                    -------       -------       -------       -------       -------
                                                    $25,787       $76,214       $82,034       $79,649       $58,201
                                                    =======       =======       =======       =======       =======

COMBINED FIXED CHARGES AND PREFERRED
      STOCK DIVIDENDS:
Interest expense                                    $ 4,384       $17,383       $16,696       $15,921       $16,632
Amortization of debt discount and expense                54           200           176           173           206
Allowance for funds used during
      construction (capitalized interest)                 7            39           114           107            65
Interest component of rental expense                    335         1,624         1,887         1,838         1,604
Preferred stock dividend requirements                   388         2,160         2,764         2,765         2,778
Adjustment required to state preferred stock
      dividend requirements on a pretax basis           238         1,304         1,754         1,685         1,164
                                                    -------       -------       -------       -------       -------
                                                    $ 5,406       $22,710       $23,391       $22,489       $22,449
                                                    =======       =======       =======       =======       =======
Ratio of earnings to combined fixed charges
      and preferred stock dividends                    4.77          3.36          3.51          3.54          2.59
                                                    =======       =======       =======       =======       =======
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